Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES THIRD QUARTER 2018 RESULTS

–	Improvement in U.S. Markets Drives Revenue Growth in U.S. Onshore Services for Ninth Consecutive Quarter

–	U.S. Services Segment Revenues Up 9% Sequentially and 32% Year-Over-Year

–	Blackhawk Segment Revenues Up 36% Year-Over-Year

–	Closes on $100 Million Five-Year Senior Secured Revolving Credit Facility on November 5

November 6, 2018 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three months ended September 30, 2018.

Third Quarter 2018 Highlights

•	Generated total revenue of $129.0 million, down slightly from $132.1 million for the second quarter of 2018, but up 19.3% from $108.1 million for the third quarter of 2017.

•
Reported a net loss of $7.0 million, or $0.03 per diluted share, as compared to a net loss of $25.8 million, or $0.12 per diluted share, for the second quarter of 2018, and net income of $2.3 million, or $0.01 per diluted share, for the third quarter of 2017.

•
Adjusted net loss was $11.5 million, or $0.05 per diluted share, for the three months ended September 30, 2018, excluding severance and other credits, net of tax, as compared to $25.5 million, or $0.11 per diluted share, for the three months ended September 30, 2017, excluding the after-tax impact of a tax receivable agreement liability decrease, establishment of tax valuation allowances, and severance and other charges, net of tax.

•
Continued successful execution of the Company’s cost reduction and profitability initiatives helped drive Adjusted EBITDA to $11.6 million, up 6.1% from $11.0 million for the second quarter of 2018, and up $9.6 million from $2.0 million for the third quarter of 2017.

•	Mobilized tubular running service jobs in Norway and Angola on multiple rigs.

“Growing demand for our higher margin service offerings, primarily in the U.S., and our ongoing cost reduction initiatives during the third quarter allowed us to more than offset the revenue impact from the completion of a number of international projects during the second quarter and changes in customer schedules,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer. “Driving our success during the period was growing improvements in our onshore U.S. and Gulf of Mexico operations, as well as increased adoption of Blackhawk’s products and services both in the U.S. and around the world.”

“As we look to the remainder of the year and into 2019, we remain optimistic of a sustained, but gradual, overall market recovery. The leading indicators we are seeing remain positive, including increased tendering activity in the offshore and international markets where we have an established operational footprint. We also expect growing demand for our U.S. onshore services and products. In this environment of increased customer activity, we believe we are in a great position to leverage the full earnings power of our business as a result of our significant efforts this past year focused on enhancing our organizational structure, streamlining processes and reducing costs.”

Financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures below. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

International Services

International Services revenue was $53.9 million for the third quarter of 2018 compared to $59.4 million in the second quarter of 2018 and $53.7 million for the third quarter of 2017. The decrease in sequential revenue was primarily driven by the completion of certain projects in Canada, Latin America, Asia Pacific and Africa during the second quarter and a decline in call out work. Partially offsetting the sequential revenue decline was the commencement of new projects, primarily in Europe.

Segment adjusted EBITDA for the third quarter of 2018 was $7.8 million, or 14.6% of revenue, as compared to $13.5 million for the second quarter of 2018 and $11.2 million for the third quarter of 2017. Sequential Adjusted EBITDA was impacted by the aforementioned completion of projects during the second quarter and a reduction in certain higher-margin call out work.

U.S. Services

U.S. Services revenue was $38.3 million in the third quarter of 2018, up 9.0% compared to $35.1 million in the second quarter of 2018, and 31.7% higher than $29.1 million for the third quarter of 2017.

For the third quarter of 2018, onshore revenue within the U.S. Services segment of $18.8 million was 9.2% higher than $17.2 million for the second quarter of 2018, and up 31.4% from $14.3 million for the third quarter of 2017. The sequential revenue increase was a result of increased activity and higher pricing of services. The third quarter of 2018 represented the ninth consecutive quarter of revenue growth in the Company’s U.S. onshore business.

Offshore revenue within the U.S. Services segment of $19.5 million for the third quarter of 2018 represented an 8.8% increase from $17.9 million for the second quarter of 2018, and was 32.1% higher than $14.8 million for the third quarter of 2017. Contributing to higher revenue over the second quarter of 2018 was an increase in market share and completion activity in the U.S. Gulf of Mexico.

Segment adjusted EBITDA for the third quarter of 2018 was a loss of $0.8 million, which was a significant improvement from the second quarter of 2018 loss of $6.4 million and $11.3 million loss for the third quarter of 2017. Adjusted EBITDA was higher sequentially due to increased margin contribution from the U.S. offshore business, and improved pricing with higher activity in U.S. onshore. Also driving the sequential adjusted EBITDA increase were lower general and administrative expenses due to the Company’s ongoing cost reduction initiatives.

Tubular Sales

Tubular Sales revenue for the third quarter of 2018 was $12.9 million versus $14.1 million for the second quarter of 2018 and $7.7 million for the third quarter of 2017. Primarily contributing to the decrease from the second quarter of 2018 were delays in customer rig schedules.

Segment adjusted EBITDA for the third quarter of 2018 was $0.3 million as compared to $0.2 million for the second quarter of 2018 and a loss of $1.3 million for the third quarter of 2017.

Blackhawk

Blackhawk segment revenue for the third quarter of 2018 was $23.9 million, slightly higher than $23.5 million for the second quarter of 2018 and an increase of 36.2% from $17.6 million for the third quarter of 2017. Sequential revenue was higher primarily due to increased U.S. onshore services and product sales and increased well intervention activity in the U.S. Gulf of Mexico as a result of storm season. Service revenue for the third quarter of 2018 was $11.7 million and products revenue was $12.2 million.

Segment adjusted EBITDA for the third quarter of 2018 was $4.3 million, or 18.1% of revenue, an increase from $3.7 million for the second quarter of 2018 and $3.5 million for the third quarter of 2017. Adjusted EBITDA was higher than the second quarter of 2018 due to increased margin contribution from U.S. onshore services and offshore well intervention products and services driven by increased storm activity in the U.S. Gulf of Mexico.

Capital Expenditures and Financial Position

Cash expenditures related to property, plant and equipment and intangibles were $3.3 million for the third quarter of 2018 and $14.6 million for the nine months ended September 30, 2018. The Company expects total capital expenditures to be approximately $30 million for 2018.

The Company’s consolidated cash and short-term investments balance at September 30, 2018 was $246.6 million compared to $294.0 million at December 31, 2017.

New Revolving Credit Facility

On November 5, 2018, the Company entered into a five-year senior secured revolving credit facility (the “New ABL Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, and other financial institutions as lenders with total commitments of $100.0 million, including up to $15.0 million available for letters of credit. The maximum amount that Frank’s may borrow under the New ABL Credit Facility is subject to the borrowing base, which is based on a percentage of eligible accounts receivable and eligible inventory, subject to reserves and other adjustments.

Conference Call

The Company will host a conference call to discuss third quarter 2018 results on Tuesday, November 6, 2018 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 47737783. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 47737783#. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly in recent periods, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the SEC and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 2,900 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net income (loss), adjusted income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net income (loss), adjusted income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net income (loss) as net income (loss) before severance and other charges (credits), net, net of tax, mergers and acquisition expense, net of tax and net impacts of tax receivable agreement liability derecognition. The Company defines adjusted net income (loss) per diluted share as net income (loss) before severance and other charges (credits), net, net of tax, mergers and acquisition expense, net of tax and net impacts of tax receivable agreement liability derecognition, divided by diluted weighted average common shares. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax and foreign currency exchange rates). The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contact:
Blake Holcomb - Director, Finance
blake.holcomb@franksintl.com
713-231-2463

FRANK'S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Revenues:
Services	$103,911	$105,746	$92,547	$301,005	$272,402
Products	25,075	26,339	15,536	75,635	64,071
Total revenue	128,986	132,085	108,083	376,640	336,473

Operating expenses:
Cost of revenues, exclusive of depreciation and amortization
Services (1)	65,726	65,015	55,501	193,951	162,501
Products (1)	19,421	20,306	16,230	58,474	61,526
General and administrative expenses	37,526	40,352	39,963	116,608	125,107
Depreciation and amortization	26,998	28,862	30,650	84,160	92,700
Severance and other charges (credits), net	(4,852)	1,115	1,648	(2,483)	2,386
(Gain) loss on disposal of assets	(2,242)	217	(829)	(1,790)	(2,091)
Operating loss	(13,591)	(23,782)	(35,080)	(72,280)	(105,656)

Other income (expense):
Tax receivable agreement ("TRA") related adjustments	(1,170)	(1,171)	122,515	(5,282)	122,515
Other income (expense), net	314	2,033	(384)	1,907	348
Interest income, net	866	609	1,019	2,419	2,170
Mergers and acquisition expense	—	—	—	(58)	(459)
Foreign currency gain (loss)	(879)	(4,267)	1,839	(3,442)	3,184
Total other income (expense)	(869)	(2,796)	124,989	(4,456)	127,758

Income (loss) before income taxes	(14,460)	(26,578)	89,909	(76,736)	22,102
Income tax expense (benefit)	(7,461)	(815)	87,613	(1,901)	72,419
Net income (loss)	$(6,999)	$(25,763)	$2,296	$(74,835)	$(50,317)

Income (loss) per common share:
Basic	$(0.03)	$(0.12)	$0.01	$(0.33)	$(0.23)
Diluted	$(0.03)	$(0.12)	$0.01	$(0.33)	$(0.23)

Weighted average common shares outstanding:
Basic	224,182	223,981	223,056	223,912	222,847
Diluted	224,182	223,981	223,581	223,912	222,847

(1)
Our financial statements for the three and nine months ended September 30, 2017, have been revised to decrease cost of revenues, services and increase cost of revenues, products by $5,480 and $16,364, respectively, in order to correct a misclassification associated with Blackhawk product cost.

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Revenue
International Services	$53,891	$59,361	$53,742	$161,985	$153,851
U.S. Services	38,292	35,136	29,065	106,035	89,936
Tubular Sales	12,871	14,061	7,701	42,152	40,787
Blackhawk	23,932	23,527	17,575	66,468	51,899
Total	$128,986	$132,085	$108,083	$376,640	$336,473

Segment Adjusted EBITDA:
International Services	$7,848	$13,458	$11,151	$23,894	$25,459
U.S. Services (1) (2)	(846)	(6,379)	(11,322)	(16,526)	(27,775)
Tubular Sales	286	170	(1,333)	2,644	1,736
Blackhawk (2)	4,328	3,704	3,477	10,398	7,653
Total	$11,616	$10,953	$1,973	$20,410	$7,073

(1)	Includes all corporate general and administrative expenses.

(2)
During 2018, the Company’s chief operating decision maker changed the methodology used to allocate bonus and medical claims expenses among segments. The Blackhawk segment was charged $1.6 million and $1.0 million for the three months ended September 30, 2018 and June 30, 2018, respectively, and $3.2 million for the nine months ended September 30, 2018, for bonus and medical claims expenses which in prior years would have been charged to the U.S. Services segment.

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Revenue	$128,986	$132,085	$108,083	$376,640	$336,473

Net income (loss)	$(6,999)	$(25,763)	$2,296	$(74,835)	$(50,317)
Interest income, net	(866)	(609)	(1,019)	(2,419)	(2,170)
Depreciation and amortization	26,998	28,862	30,650	84,160	92,700
Income tax expense (benefit)	(7,461)	(815)	87,613	(1,901)	72,419
(Gain) loss on disposal of assets	(2,242)	217	(829)	(1,790)	(2,091)
Foreign currency (gain) loss	879	4,267	(1,839)	3,442	(3,184)
TRA related adjustments	1,170	1,171	(122,515)	5,282	(122,515)
Charges and credits (1)	137	3,623	7,616	8,471	22,231
Adjusted EBITDA	$11,616	$10,953	$1,973	$20,410	$7,073
Adjusted EBITDA margin	9.0%	8.3%	1.8%	5.4%	2.1%

(1)
Comprised of Equity-based compensation expense (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $3,008, $2,888 and $2,342 respectively, and for the nine months ended September 30, 2018 and 2017: $8,176 and $11,458, respectively), Mergers and acquisition expense (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: none, none and none, respectively, and for the nine months ended September 30, 2018 and 2017: $58 and $459, respectively), Severance and other charges (credits), net (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $(4,852), $1,115 and $1,648, respectively, and for the nine months ended September 30, 2018 and 2017: $(2,483) and $2,386, respectively), Unrealized and realized (gains) losses (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $(360), $(1,561) and $1,123, respectively, and for the nine months ended September 30, 2018 and 2017: $(1,521) and $2,819, respectively), and Investigation-related matters (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $2,341, $1,181 and $2,503, respectively, and for the nine months ended September 30, 2018 and 2017: $4,241 and $5,109, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Segment Adjusted EBITDA:
International Services	$7,848	$13,458	$11,151	$23,894	$25,459
U.S. Services (1) (2)	(846)	(6,379)	(11,322)	(16,526)	(27,775)
Tubular Sales	286	170	(1,333)	2,644	1,736
Blackhawk (2)	4,328	3,704	3,477	10,398	7,653
	11,616	10,953	1,973	20,410	7,073
Interest income, net	866	609	1,019	2,419	2,170
Depreciation and amortization	(26,998)	(28,862)	(30,650)	(84,160)	(92,700)
Income tax (expense) benefit	7,461	815	(87,613)	1,901	(72,419)
Gain (loss) on disposal of assets	2,242	(217)	829	1,790	2,091
Foreign currency gain (loss)	(879)	(4,267)	1,839	(3,442)	3,184
TRA related adjustments	(1,170)	(1,171)	122,515	(5,282)	122,515
Charges and credits (3)	(137)	(3,623)	(7,616)	(8,471)	(22,231)
Net income (loss)	$(6,999)	$(25,763)	$2,296	$(74,835)	$(50,317)

(1)	Includes all corporate general and administrative expenses.

(2)
During 2018, the Company’s chief operating decision maker changed the methodology used to allocate bonus and medical claims expenses among segments. The Blackhawk segment was charged $1.6 million and $1.0 million for the three months ended September 30, 2018 and June 30, 2018, respectively, and $3.2 million for the nine months ended September 30, 2018, for bonus and medical claims expenses which in prior years would have been charged to the U.S. Services segment.

(3)
Comprised of Equity-based compensation expense (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $3,008, $2,888 and $2,342 respectively, and for the nine months ended September 30, 2018 and 2017: $8,176 and $11,458, respectively), Mergers and acquisition expense (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: none, none and none, respectively, and for the nine months ended September 30, 2018 and 2017: $58 and $459, respectively), Severance and other (charges) credits, net (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $4,852, $(1,115) and $(1,648), respectively, and for the nine months ended September 30, 2018 and 2017: $2,483 and $(2,386), respectively), Unrealized and realized gains (losses) (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $360, $1,561 and $(1,123), respectively, and for the nine months ended September 30, 2018 and 2017: $1,521 and $(2,819), respectively), and Investigation-related matters (for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017: $2,341, $1,181 and $2,503, respectively, and for the nine months ended September 30, 2018 and 2017: $4,241 and $5,109, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Net income (loss)	$(6,999)	$(25,763)	$2,296	$(74,835)	$(50,317)
Derecognition of the TRA liability	—	—	(122,515)	—	(122,515)
Reversal of deferred tax assets associated with the TRA	—	—	49,775	—	49,775
Establishment of valuation allowances against net deferred tax assets and other TRA-related adjustments	—	—	43,747	—	43,747
Severance and other charges (credits), net (net of tax)	(4,534)	843	1,207	(2,651)	1,670
Mergers and acquisition expense (net of tax)	—	—	—	58	260
Net loss excluding certain items	$(11,533)	$(24,920)	$(25,490)	$(77,428)	$(77,380)

Income (loss) per diluted share	$(0.03)	$(0.12)	$0.01	$(0.33)	$(0.23)
Derecognition of the TRA liability	—	—	(0.55)	—	(0.55)
Reversal of deferred tax assets associated with the TRA	—	—	0.22	—	0.22
Establishment of valuation allowances against net deferred tax assets and other TRA-related adjustments	—	—	0.20	—	0.20
Severance and other charges (credits), net (net of tax)	(0.02)	—	0.01	(0.02)	0.01
Mergers and acquisition expense (net of tax)	—	—	—	—	—
Loss per diluted share excluding certain items	$(0.05)	$(0.12)	$(0.11)	$(0.35)	$(0.35)

FRANK'S INTERNATIONAL N.V.
INCOME (LOSS) PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Numerator
Net income (loss)	$(6,999)	$(25,763)	$2,296	$(74,835)	$(50,317)
Denominator
Basic weighted average common shares	224,182	223,981	223,056	223,912	222,847
Restricted stock units (1)	—	—	525	—	—
Diluted weighted average common shares (1)	224,182	223,981	223,581	223,912	222,847
Income (loss) per common share:
Basic	$(0.03)	$(0.12)	$0.01	$(0.33)	$(0.23)
Diluted	$(0.03)	$(0.12)	$0.01	$(0.33)	$(0.23)

(1)	Approximate number of unvested restricted stock units and stock to be issued pursuant to the employee stock purchase plan that have been excluded from the computation of diluted income (loss) per share as the effect would be anti-dilutive when the results from operations are at a net loss position.	1,075	678	—	779	624

FRANK'S INTERNATIONAL N.V.
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$166,127	$213,015
Short-term investments	80,438	81,021
Working capital	405,788	393,586
Property, plant and equipment, net	398,695	469,646
Total assets	1,172,402	1,261,769
Total debt	432	4,721
Total stockholders' equity	1,049,183	1,115,901

	Nine Months Ended
	September 30,
	2018	2017
Net cash (used in) provided by operating activities	$(35,394)	$24,585
Net cash used in investing activities	(9,215)	(57,243)
Net cash used in financing activities	(4,636)	(51,634)
	(49,245)	(84,292)
Effect of exchange rate changes on cash	2,357	(1,896)
Net decrease in cash and cash equivalents	$(46,888)	$(86,188)

Purchases of property, plant and equipment and intangibles	$14,557	$18,604